Exhibit 10.14

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

MANUFACTURING SERVICES AGREEMENT

This Manufacturing Services Agreement (the “Agreement”) is made as of May 31, 2019, (the “Effective Date”) between with an office at Lonza Netherlands B.V., at Oxfordlaan 70, 6229EV Maastricht, The Netherlands (“LONZA”), and Gamida Cell Ltd. , an Israeli corporation having an office at  5 Nahum Hafzadi St., Jerusalem 95484 , Israel (“GAMIDA”) (each of LONZA and GAMIDA, a “Party” and, collectively, the “Parties”).

RECITALS

A.	LONZA operates a multi-client production facility located at Urmonderbaan 20-B, 6167 RD Geleen, The Netherlands (the “Facility”).

B.	GAMIDA desires to have LONZA produce a product containing human cells and intended for therapeutic use in humans, and LONZA desires to produce such product.

          NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants hereinafter set forth, LONZA and GAMIDA, intending to be legally binding, hereby agree as follows:

AGREEMENT

1	DEFINITIONS

          When used in this Agreement, capitalized terms will have the meanings as defined below and throughout this Agreement.  Unless the context indicates otherwise, the singular will include the plural and the plural will include the singular.

1.1	“Acceptance Period” shall have the meaning set forth in Section 3.2.1.

1.2
“Affiliate” means, with respect to either Party, any other corporation or business entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Party.  For purposes of this definition, the term “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means direct or indirect ownership of more than fifty percent (50%) of the securities or other ownership interests representing the equity voting stock or general partnership or membership interest of such entity or the power to direct or cause the direction of the management or policies of such entity, whether through the ownership of voting securities, by contract, or otherwise.

1.3
“Applicable Law” means any statute, law, treaty, rule, code, ordinance, regulation, that applies, as the context requires to: (i) the Agreement; (ii) the performance of obligations or other activities related to the Agreement; and (iii) a party, a party’s Affiliates (if any), a party’s subcontractors (if any), or to any of their representatives.

1.4
“APS Run” means aseptic process simulation which must mimic the regular aseptic manufacturing processes used for specific products as closely as possible with respect to operator behavior, equipment and materials used. [*] instead of product.

1.5
“Background Intellectual Property” means any Intellectual Property either (i) owned or controlled by a Party prior to the Effective Date or (ii) developed or acquired by a Party independently from performance under this Agreement during the term of the Agreement.

1.6
“Batch” means a specific quantity of Product that is intended to have uniform character and quality, within specified limits, and is produced according to a single manufacturing order during the same cycle of manufacture.

1.7	“Business Operating Hours” means the hours and days when LONZA is available for business. Business hours are from 9:00 AM to 5:00 PM, Monday to Friday except for local public holidays.

1.8
“CAPEX” means the fit out of existing (brownfield) buildings with certain pieces of equipment used to produce the Product, including, without limitation, the related documentation regarding the design, planning, validation, operation, calibration and maintenance of such equipment and the corresponding infrastructure and utilities.

1.9	“CBU” means [*].

1.10
“cGMP” or “GMP” means the applicable regulatory requirements, as amended from time to time, for current good manufacturing practices, including without limitation those promulgated by (i) the FDA under the United States Federal Food, Drug and Cosmetic Act, 21 C.F.R. § 210 et seq., or (ii) the European Medicines Agency or under the European Union guide to good manufacturing practice for medicinal products.

1.11
“cGMP Batch” means any Batch which is required under this Agreement to be manufactured in accordance with cGMP for transplantation in patients (whether clinical or commercial) or for non-transplant purposes (e.g. process validation).

1.12	“Commencement Date” means [*] or any other date agreed mutually by the Parties.

1.13	“Confidential Information” has the meaning set forth in Section 8.1.

1.14
“Dedicated Facility” means an existing cleanroom [*] (Launch Suite) followed by up to [*] additional Suites within already available shell space (brownfield) located at the Facility and required support areas and systems to function as commercial manufacturing units, 100% owned by LONZA with LONZA responsible for all upkeep and repairs, and located at LONZA.

1.15	“Disapproval Notice” shall have the meaning set forth in Section 3.2.

1.16	“Engineering Batch” means a Batch that is intended to demonstrate the transfer of the Process to the Facility.

1.17	“FDA” means the U.S. Food and Drug Administration, and any successor agency thereof.

1.18
“GAMIDA Inventions” means any know-how media, assays, methods or inventions, whether or not patentable, conceived, developed or reduced to practice by, or on behalf of, GAMIDA on or before the Effective Date.

1.19	“GAMIDA New IP” has the meaning set forth in Section 9.1.2.

1.20	“GAMIDA Personnel” shall mean GAMIDA’s employees and agents..

1.21	“GAMIDA Production Materials” has the meaning set forth in Section 2.3.

1.22	“GAMIDA-specific Operating Documents” shall mean any LONZA Operating Documents that are solely and specifically related to the Product.

1.23
“Intellectual Property” means all worldwide patents, copyrights, trade secrets, know-how and all other intellectual property rights, including all applications and registrations with respect thereto, but excluding all trademarks, trade names, service marks, logos and other corporate identifiers.

1.24
“LONZA Inventions” means any know-how, media, assays, methods or other inventions, whether or not patentable, conceived, developed or reduced to practice by LONZA: (a) on or before the Effective Date; or (b) in connection with the performance of the Agreement but only to the extent such invention would not be GAMIDA New IP.  For clarity, LONZA Inventions do not include GAMIDA New IP.

1.25	“LONZA New IP” has the meaning set forth in Section 9.1.3.

1.26
“LONZA Operating Documents” means the standard operating procedures, standard manufacturing procedures, raw material specifications, protocols, validation documentation, and supporting documentation used by LONZA, such as environmental monitoring, for operation and maintenance of the Facility and the Dedicated Facility and LONZA equipment used in the process of producing the Product, excluding any of the foregoing that are unique to the manufacture of Product.

1.27	“LONZA Parties” has the meaning set forth in Section 13.2.

1.28	“Materials” means all raw materials and supplies to be used in the production of a Product.

1.29	“Master Batch Record” means the production record pertaining to a Batch.

1.30	“Process” means the manufacturing process for a Product.

1.31	“Product(s)” means the Products as set forth in Appendix 1

1.32	“Product Warranties” means those warranties as specifically stated in Section 3.1.

1.33	“Production Term” shall have the meaning set forth in Section 2.5.

1.34          “Project Documentation” means the compilation of documentation generated by LONZA and GAMIDA in preparation of and during the performance of the Agreement including, without limitation, executed batch records, component records, test records and test record forms, certificates of analysis, study protocols, study summary reports, deviation reports, laboratory investigations, environment excursions, formulation records, and other related documents

1.35	“Quality Agreement” means the Quality Agreement relating to a Product entered into by the Parties by signature of this Agreement or until August 31st, 2019 at the latest.

1.36	“Regulatory Approval” means the approval by the FDA or EMA to market and sell the Product in the respective markets.

1.37	“Services” means the activities to be performed by LONZA under the Agreement.

1.38	“Slot” means available manufacturing unit in order to produce the Product.

1.39	“SOP” means a standard operating procedure.

1.40
“Specifications” means the Product specifications set forth in the applicable SOPs and the certificate of analysis or as modified by the Parties, in writing, in connection with the production of a particular cGMP Batch of Product hereunder.

1.41	“Statement of Work” or “SOW” means the plan related to the commercial readiness activities. It is contemplated that each Statement of Work shall be incorporated and made a part of this Agreement.

1.42
“Suite” means a clean room, which is a room, designed, maintained and controlled to prevent particle and microbiological contamination of the Product(s). Such a room is assigned and reproducibility meets an appropriate air cleanliness air classification, [*].

1.43	“Third Party” means any party other than LONZA, GAMIDA or their respective Affiliates.

1.44
“Validation Batches” means commercial scale batches that are successfully manufactured consecutively in order to validate a process according to a validation protocol that was developed and authorized by both Parties (“Protocols”).

2	MANUFACTURE OF PRODUCT; ORDER PROCESS; DELIVERIES

2.1
Engineering Batches. If requested and agreed between the Parties LONZA shall manufacture Engineering Batches in accordance with the Agreement and Applicable Law.  GAMIDA shall have the right to make whatever further use of the non-cGMP Engineering Batches as it shall determine, such use is not for human use and does not violate any Applicable Law.  [*].  The expenses relating to any Engineering Batch manufactured in connection with the preparation of a new Suite will be covered by the payment due (if any) with respect to the activation of such new Suite and any Engineering Batch manufactured thereafter shall be covered as one of the Batches manufactured in the particular Suite. The Parties will discuss whether Engineering Batches will be required for any new Suites.

2.2
Validation Batches. LONZA will, in accordance with the terms of this Agreement, Applicable Law and the Quality Agreement, manufacture at the Facility and release to GAMIDA, Validation Batches that comply with the Protocol, Process, cGMP and the Specifications, together with a certificate of analysis; provided, however, that cGMP manufacture shall not commence until at least one [*] been manufactured in compliance with cGMP and Specifications, unless agreed between the Parties that [*] is required with respect to certain Suite.

2.3	APS Runs. LONZA shall perform in each Suite media fill / APS runs [*]. The Parties will discuss in good faith the timing of such batches in order to avoid any interruption to the production.

2.4
GAMIDA Deliverables. GAMIDA will provide LONZA with the materials listed in Appendix 3 required for the production of the Product, and any handling instructions, protocols, SOPs and other documentation necessary to maintain the properties of such materials for the performance of the Agreement as set forth in Appendix 3 and to be amended from time to time (collectively, the “GAMIDA Production Materials”). In addition, GAMIDA shall be responsible for the procurement and shipment of the clinical starting material (`Cord Blood Unit – CBU´) from the Cord Blood Banks (CBBs) to LONZA following patient recruitment. The Parties will agree on the process of the confirmation of the applicable manufacturing Slot of each Suite and may use for this matter either a designated person to coordinate the Slots or use a designated software. GAMIDA shall provide CBU in such way that receipt at LONZA can be accommodated [*] prior to a scheduled manufacturing run and LONZA undertakes to accept the CBU at LONZA at [*]. For the avoidance of doubt, performance by LONZA on [*]. LONZA will not use the GAMIDA Production Materials for any purpose other than the manufacture and supply of Product to GAMIDA under this Agreement and will treat GAMIDA Production Materials as GAMIDA Confidential Information.

Operational Model. LONZA`s personnel will perform the work in a [*] model per Suite as the CBUs are to be processed [*] a week [*]. Each Suite will have a maximum capacity of [*] available Slots per year which can be used by GAMIDA for the production of Products either for commercialization, for clinical research or for any other purpose to be agreed by the Parties (such agreement of LONZA shall not be unreasonably withheld or delayed). For the avoidance of doubt  the manufacturing will be done in accordance with an identical Process or any modified Process to be agreed by the Parties.

The initial launch is estimated for [*] and will be performed in the existing Suite 007 in Module A (“Launch Suite”). The launch Suite has a maximum capacity of [*] Slots per year.

The first built out Suite will be ready for commercial production (following successful manufacturing of Validation Batches) no later [*]. LONZA will use commercially reasonable efforts to provide the first Suite earlier than [*].

The dedicated Suites and allocated resources will be utilized to manufacture the Product. The number of headcounts and the throughput per Suite are based on current process assumptions and understandings, which may be adjusted, if required. LONZA will utilize a Suite-fee model assuming one (1) build out Suite as set forth in Appendix 4. Each Suite is approximately [*] in size including [*] workstations to support a maximum throughput of [*] Slots per year (equals approximately [*] Slots per month, equally distributed across the calendar year but taking into account the planned shutdown time; i.e. lost Slots cannot be recovered, based on a [*] model). Each Suite is staffed with an estimated number of [*] personnel including 20% overage to cover weekend work and overtime. Furthermore, each Suite undergoes a [*] shut down for planned preventive maintenance and requalification which shall be coordinated with GAMIDA and in any event there will be no planned shut down while no other Suite is operational assuming GAMIDA commits to build out of the first Suite in [*].

LONZA assumes that the Launch Suite has a maximum throughput of [*] Slots per months, i.e. [*] Slots per year, and is staffed with an estimated number of [*].

LONZA will ramp up headcount in line with the updated forecast whereby it is estimated that hiring takes approximately [*] and training takes approximately [*], i.e. approximately [*] in total, provided that any training of new personnel that intend to replace (for any reason) any existing personnel that was already trained shall be borne by LONZA, excluding any Materials that will be required with respect to any turnover of less than [*] of the existing personnel (with respect to each calendar year) will be covered by GAMIDA. The training process shall include the following: [*]. Without derogating from the foregoing, the complete training plans will be agreed by the Parties including any change to such plan. LONZA will use commercially reasonable efforts to use existing headcount for any ad hoc increases in forecast. LONZA and GAMIDA agree to work jointly on identifying efficiencies such as reduced headcount number, electronic batch records, and improvements of operations to reduce cost of manufacturing, as set forth in Appendix 5. LONZA will assess headcount requirements on a biannual basis and adjust as required while fees will be adjusted accordingly. For clarification, such adjustments will be governed by the Joint Steering Committee (JSC) as further defined below. It is agreed that in case that following the Commencement Date there is no manufacturing of Batches in the Suites, there will be at least [*] manufacturing per [*] in each Suite for maintenance purposes.

2.5
Joint Steering Committee. Promptly after execution of this Agreement, the Parties shall establish a steering committee to oversee, review and coordinate the activities of the Parties under this Agreement and facilitate communications between the Parties with respect to such activities (the “Joint Steering Committee” or “JSC”）Each Party shall nominate representatives for the JSC.

The Joint Steering Committee shall meet at least [*] per calendar year during the Term of the Agreement, or as otherwise mutually agreed by Parties. Decisions of the JSC shall be made by unanimity, with each Party having one vote. The decisions shall be reduced to writing and shall be shared with both parties.

2.6
Manufacturing by LONZA. Upon the Commencement Date and for the Term of the Agreement (the “Production Term”) the Product will be manufactured at the Facility. LONZA will use best efforts to manufacture package, ship, handle quality assurance and quality control for the Product and to deliver to GAMIDA the Product as requested, all in accordance with the terms set forth in this Agreement. LONZA will perform all activities under this Agreement in accordance with Applicable Law.

2.7
In the event of any suspension or delay caused or requested by GAMIDA which doesn’t result from the fault or negligence of LONZA, GAMIDA will pay all sums owing to LONZA for work completed up to the effective termination date and reasonable costs incurred by LONZA in accordance with this Agreement during the term of the suspension or delay, including without limitation, LONZA’s out-of-pocket expenses related to the purchase of unmarketable materials which have become unusable by reason of such suspension or delay, all uncancellable commitments which incur costs during the suspension or delay, labor charges, suite fees for suites and all professional services rendered  through the term of suspension or delay. Within [*] of the end of each calendar month during the term of the suspension or delay, LONZA shall submit an invoice for expenses and time expended during such month and any costs incurred by LONZA as a result of such suspension or delay.

2.8
In the event of any Manufacturing reduction (i.e. Manufacturing which does not comply with the binding Forecast) or suspension due to shortage of any of the LONZA Materials (excluding any shortage due to any LONZA’s act or omission or failure to comply of its agreement with such supplier), then GAMIDA will pay: [*]. For the avoidance of doubt in case LONZA will only manufacture [*] Batches instead of a binding forecast of [*] Batches per suite and per month  with respect to the first [*] the headcount fee and the suite fee per month shall be as follows: [*].  It being agreed that both Parties will discuss and agree together by [*] on a procurement plan with respect to all the Materials in order to avoid, as much as possible, any shortage of Materials.

2.9
Notwithstanding the foregoing, LONZA shall have the right to revise the production schedule provided that: (i) such schedule does not advance or delay the commencement date of any Batch by more than [*]; and (ii) The original shipment day of the Product to the medical center is not changed.

2.10
Packaging and Shipping. LONZA will package and label the Product for shipment in accordance with the Project Documentation and the Quality Agreement in effect at the time of performance by LONZA.  LONZA will ship the Product in accordance with the date scheduled in advance provided that in the event GAMIDA requires to delay such date it will provide LONZA with not less than [*] notice, provided that such notice is issued within Business Operating Hours and the shipping date is within Business Operating Hours.  LONZA will ship the Product [*] or as otherwise agreed upon in writing between the Parties. The shipping process of the Product will be agreed by the Parties before the Commencement Date.  [*].  Each shipment will be accompanied by the documentation agreed upon between the Parties. Risk and title in the Product will pass according to the Incoterms official guidelines (with respect to [*]). The Parties will agree on performing the ordering, delivery and shipping using a designated system which will be qualified and in compliance with the regulatory requirement with respect to COC (chain of custody) and COI (chain of identity) and any other Applicable Laws.  GAMIDA shall be required to take physical possession of a Batch of Product within [*] after acceptance of such Batch in accordance with Section 3.2 (the “Delivery Period”), unless GAMIDA requests in writing, and LONZA consents in writing, to store the Batch on GAMIDA’s behalf for a period of up to [*]  (free of charge).

2.11
Quality Agreement. The Parties shall enter into a separate Quality Agreement no later than [*] which will be based upon the quality agreement previously executed between the Parties, in a form to be agreed upon by the Parties. Such Quality Agreement when executed shall be appended separately to this Agreement and in case of a conflict between this Agreement and the Quality Agreement, the provisions under the Quality Agreement shall govern with respect to any quality matters.

2.12
Records. LONZA will maintain accurate records for the production of the Product, as required by Applicable Laws and the Quality Agreement. LONZA will retain possession of the Master Batch Records, all Project Documentation and LONZA Operating Documents.  LONZA Operating Documents will remain LONZA Confidential Information and LONZA will provide electronic copies of the GAMIDA specific operating documents within [*] following GAMIDA`s  request subject to the confidentiality obligations under this Agreement. LONZA Operating Documents which contain proprietary information of LONZA will not be shared electronically with GAMIDA but may be exceptionally and upon prior written LONZA internal approval by the Site Head of LONZA or any other designated person of the JSC be shared electronically.  For the avoidance of doubt and except for the electronic copies of the GAMIDA-specific operating documents to be sent to GAMIDA, any LONZA operating Documents shall remain in the possession of LONZA. LONZA will provide GAMIDA and its representatives with copies of executed batch records for all product lots manufactured by LONZA. LONZA will provide GAMIDA and its representatives a Letter of Authorization to cross-reference to their Type V Facility Drug Manufacturing File (‘DMF’) for GAMIDA’s IND amendment. LONZA will prepare section 32A1 facility and equipment and provide it to GAMIDA on time to include it in the BLA submission. LONZA will review relevant S and P BLA sections.

2.13	GAMIDA Access

2.13.1	GAMIDA’s employees may present in the production of the Product in case of repeated failures in Production only after they are “gowning qualified” by LONZA personnel.

2.13.2
GAMIDA will pay for the actual cost of repairing or replacing to its previous status (to the extent that LONZA determines, in its reasonable judgment, that repairs cannot be adequately effected) any property of LONZA damaged or destroyed by GAMIDA Personnel (as shall be reasonably proven by LONZA), provided GAMIDA shall not be liable for repair or replacement costs resulting from ordinary wear and tear.

2.13.3
GAMIDA Personnel visiting or having access to the Facility will abide by LONZA standard policies, operating procedures and the security procedures established by LONZA.  GAMIDA will be liable for any breaches of security by GAMIDA Personnel.  In addition, GAMIDA will reimburse LONZA for the cost of any lost security cards issued to GAMIDA Personnel, at the rate of [*] per security card.  All GAMIDA Personnel will agree to abide by LONZA policies and SOPs established by LONZA and conveyed in writing to GAMIDA, and will sign an appropriate confidentiality agreement.

2.13.4
GAMIDA will indemnify and hold harmless LONZA from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) arising out of any injuries suffered by GAMIDA Personnel while at the Facility or elsewhere, except to the extent caused by the gross negligence or willful misconduct on the part of any LONZA Party.

2.14
Disclaimers.  GAMIDA acknowledges and agrees that LONZA Parties will not engage in any Product refinement or development of the Product, other than as expressly set forth in this Agreement.  GAMIDA acknowledges and agrees that LONZA Parties have not participated in the invention or testing of any Product, and have not evaluated its safety or suitability for use in humans or otherwise.

3	PRODUCT WARRANTIES; ACCEPTANCE AND REJECTION OF PRODUCTS

3.1
Product Warranties.  LONZA warrants that any Product manufactured by LONZA pursuant to this Agreement, at the time of delivery: (a) conforms to the Specifications, except with respect to Engineering Batches; (b) was manufactured in accordance with the Project Documentation; and (c) where applicable, was manufactured in accordance with cGMP and Applicable Law, except with respect to Engineering Batches.

3.2	Approval of Product

3.2.1
When a cGMP Batch ordered by GAMIDA has been completed, LONZA will notify GAMIDA and supply GAMIDA with the required Project Documentation set forth in this Agreement.  Within [*] after GAMIDA’s receipt of such documentation regarding such cGMP Batch (the “Acceptance Period”), GAMIDA shall determine by review of such documentation whether or not the given cGMP Batch conforms to the product warranties set forth in Section 3.1 above (“Product Warranties”).  If GAMIDA asserts that the cGMP Batch does not comply with the Product Warranties set forth in Section 3.1 above, GAMIDA will deliver to LONZA, in accordance with the notice provisions set forth in Section 14.4 hereof, written notice of disapproval (the “Disapproval Notice”) of such cGMP Batch, stating in reasonable detail the basis for such assertion of non-compliance with the Product Warranties.  If a valid Disapproval Notice is received by LONZA during the Acceptance Period, then LONZA and GAMIDA will provide one another with all related paperwork and records (including, but not limited to, quality control tests) relating to both the production of the cGMP Batch and the Disapproval Notice.  If a valid Disapproval Notice is not received during the Acceptance Period, the cGMP Batch will be deemed accepted and ready for shipment to GAMIDA, or storage for GAMIDA, as applicable. The above procedure shall not derogate from LONZA’s liability for a period of time of 60 days after delivery of the Product for any failure to comply with the Product Warranties which could not reasonably have been determined by GAMIDA from the review of the Project Documentation.

3.2.2
If Product is to be shipped to GAMIDA, then upon acceptance, the Product shall be delivered to GAMIDA, and GAMIDA shall accept delivery thereof, in accordance with the shipping terms set forth in Section 2.8.  If the Product is to be stored by LONZA for GAMIDA, LONZA shall do so in accordance with the terms as set forth in this Agreement and the Quality Agreement.

3.3
Dispute Resolution.  LONZA and GAMIDA will attempt to resolve any dispute regarding the conformity of a cGMP Batch with the Product Warranties.  If such dispute cannot be settled within [*] of the submission by each Party of such related paperwork and records to the other Party, and if the cGMP Batch is alleged not to conform with the Product Warranties set forth in Section 3.1(a), then GAMIDA will submit a sample of the cGMP Batch of the disputed Product to an independent expert or independent testing laboratory of recognized repute either of which is selected by GAMIDA and approved by LONZA (such approval not to be unreasonably withheld) for analysis, under quality assurance approved procedures, of the conformity of such cGMP Batch with the Specifications.  The costs associated with such analysis by such independent expert or independent testing laboratory will be paid by the Party whose assessment of the conformity of the cGMP Batch with the Specifications was mistaken.  Without derogating from the foregoing, it is agreed that to the extent such independent testing laboratory is unable determine whether or not the Product conforms with the Product Warranties, then the dispute will be submitted to an arbitrator, with the requisite scientific background and training selected jointly by LONZA and GAMIDA.  Such arbitrator will determine whether the Product shipped by LONZA conforms with the Product Warranties and either Party’s responsibility to any nonconformity discovered (if any), and such arbitrator’s findings will be final and binding.  The arbitration shall take place in London (or other place to be agreed by the Parties) and shall be conducted in English. The costs and expenses of such arbitrator will be borne by the party that does not prevail in the arbitration proceeding.

3.4	Remedies for Non-Conforming Product

3.4.1
In the event that the Parties agree, or an independent testing laboratory or arbitrator if applicable determines, pursuant to Section 3.3, that a cGMP Batch materially fails to conform to the Product Warranties (in a manner that the Product can’t be used for the treatment), or Product and/or Materials are destroyed or damaged by LONZA Personnel, due to: (a) the failure of LONZA personnel properly to execute the Project Documentation; (b) the failure of LONZA personnel to comply with cGMP or (c) the negligence or willful misconduct of LONZA or LONZA personnel, then, at GAMIDA’s request, LONZA will either (i) (at GAMIDA’s discretion), as soon as it is commercially practicable to do so, produce [*] for GAMIDA sufficient quantities of Product to replace the non-conforming, portion of such cGMP Batch (the “Production Rerun”), in accordance with the provisions of this Agreement and at no additional cost to GAMIDA, or (ii) refund the cost of the original Batch of Product, such refund shall include the cost of the applicable [*], which shall be calculated as [*], provided, however that in case Product and/or Materials are destroyed or damaged due to negligence of LONZA Personnel (excluding gross negligence or willful misconduct) the [*] will be equally split between both Parties.

3.4.2
In the event that the Parties agree, or an independent testing laboratory determines, pursuant to Section 3.3, that a cGMP Batch materially fails to conform to the Product Warranties, or Product and/or Materials are destroyed or damaged by LONZA Personnel, for any reason other than as set forth in Section 3.4.1, then [*] with respect to such cGMP Batch, Product or Material. Notwithstanding anything to the contrary set forth in Section 3.4, if during the manufacture of Product pursuant to this Agreement, Product or Materials are destroyed or damaged by LONZA Personnel while LONZA Personnel were acting at the written direction of GAMIDA Personnel, then [*].

3.4.3
GAMIDA acknowledges and agrees that, other than as set forth in Section 13.1 and except for any failure under 3.4.1(a) - (c), its sole remedy with respect to [*], is as set forth in this Section 3.4, and in furtherance thereof, GAMIDA hereby waives all other remedies at law or in equity regarding the foregoing claims. Notwithstanding the foregoing and subject to Section 15.2 below, in the event of (a) [*] failure rate (or more) of Products to conform to the Product Warranties (including due to Product and/or Materials destroyed or damaged by LONZA Personnel under Section 3.4.1 above) with respect to any calendar year following Commencement Date provided that such failures were caused due to LONZA’s fault; or (b) [*] failure rate (or more) of Products to conform to the Product Warranties with respect to any calendar year following Commencement Date  (including due to Product and/or Materials destroyed or damaged by LONZA Personnel under Section 3.4.1 above), provided that (i) the termination right as set forth below will not apply with respect to [*] if the failure rate at the end of [*] following the applicable year is [*], and (ii) the above failures were caused due to LONZA’s fault; or (c) unplanned shutdown of any Suite due to LONZA’s fault for a period of more than [*], and such shutdown doesn’t terminate within [*], then GAMIDA may terminate this Agreement [*]. With respect to each failure there will be a root cause study in order to decide what is the cause of the failure and whether the failure is due to LONZA’s fault, if no conclusion can be made then the root cause shall be decided by the JSC and if the JSC fails to reach an agreement it will be escalated to the  [*]. In the case the Parties cannot come to an agreement in regards to the root cause, however, agree to a settlement resulting in a credit with regard to the failed Batch, this result will not be counted as a as a failure with respect to the failure rate of [*] as set forth above.

4	FORECASTS AND PRODUCTION SCHEDULE

4.1
No later than the [*] of each calendar quarter starting with the Effective Date on May 31, 2019, GAMIDA shall supply LONZA with a written rolling non-binding forecast showing GAMIDA`s good faith estimated annual requirements for Slots for the following [*] (the “Forecast”) as set forth in Appendix 2.  No later than [*] following LONZA’s receipt of a Forecast, LONZA shall provide written notice to GAMIDA of whether it has (as of the date of receipt of the Forecast) capacity available to manufacture the number of Slots forecasted therein and shall provide GAMIDA with an estimated production schedule showing the estimated date for the commencement of the production of each Product and estimated delivery date of each Product.  GAMIDA shall provide LONZA [*] notice for shipment of CBUs for new manufacture.

4.2
The prerequisite is for LONZA to plan for additional Suite build-out (including facility validation, APS Runs and Process Validation) with a lead-time of [*] with respect to the Suites subject to issuance of the respective Purchase Order within [*] by GAMIDA and subsequent confirmation by LONZA (which shall not be unreasonably withheld or delayed); LONZA will use [*] to reduce the time for build out. The forecast and notice of available capacity given in this Section 4.1 shall not be binding on GAMIDA or LONZA. The first [*] of any Forecast shall be binding with respect to the Suites and [*] with respect to the headcount (“Binding Forecast”)

4.3
GAMIDA shall outsource to LONZA the greater of (i) LONZA proposed capacity as set forth in Appendix 2 as shall be amended in accordance with the ongoing Forecast, or (ii) at least [*] of GAMIDA’s commercial demand (collectively the “Minimum Annual Binding Order”). For the avoidance of doubt, if GAMIDA fails to outsource to LONZA at least the Minimum Annual Binding Order not due to any suspension of any Suite due to LONZA`s fault or any other breach of the terms of this Agreement by LONZA, GAMIDA shall pay to LONZA the remaining Minimum Annual Binding Order within [*] following the applicable calendar year end. GAMIDA will provide LONZA with annual reports sufficient for determining the applicable Minimum Annual Binding Order.

5	CAPEX

5.1
GAMIDA will fund [*] of a conceptual engineering design study (which will be mutually agreed upon) to determine the Suite layout and cost for the build out of up to [*]. The fee for such study is estimated to be [*].

5.2
The Parties agree that for the Launch Suite no investment will be required. For the first Suite [*] will cover the CAPEX for the build out of the Suite. Notwithstanding the foregoing, however, both Parties will [*] the CAPEX to invest in the build out of Suites No. [*]. LONZA will manage the construction of the Suite and accept for all overruns and contingency costs related to the agreed upon scope of the project as defined in the Conceptual Engineering Design. The CAPEX per Suite as determined by the engineering design study is estimated in the amount of [*]. The actual CAPEX per Suite is to be determined after the completion of the engineering design study and subject to the actual market situation.  All subsequent build outs of additional Suites will have to be costed subject to actual market conditions. LONZA shall provide GAMIDA immediately upon request and as needed with documentation supporting the cost of the CAPEX per each such Suite.

5.3
GAMIDA will fund all process equipment as detailed in Appendix 3. However, LONZA will be responsible for the procurement of all process equipment, including process-specific equipment provided that the purchases of such equipment will be approved and funded by GAMIDA. The installation and validation of the equipment will be performed by [*]. During the Term of this Agreement LONZA will own all process equipment. All process equipment, funded by GAMIDA, will be returned to GAMIDA upon termination of this Agreement. GAMIDA will be responsible for all fees related to crating and shipping. GAMIDA will be responsible for all fees related to maintenance, repair, upgrade, replacement and requalification of process equipment except for repair or replacement costs related to any negligence act or omission of LONZA or LONZA Personnel. LONZA will manage all activities described above and related to process equipment.

6	MATERIALS AND REGULATORY MATTERS

6.1
Pre-Production.  LONZA will store Materials purchased on behalf of GAMIDA and shipped to LONZA for use in Production more than [*] prior to the manufacturing of the Batch.  These Materials include (but not limited to) disposables, media, supplements, and reagents which are required in the manufacture of the Product.  No storage fees will be charged for any period [*]. LONZA will maintain a minimum of [*] worth of unexpired, usable Raw Materials at all times to prevent interruption in manufacturing.  LONZA shall not be responsible or liable if any such Raw Materials become obsolete, expired, excess inventory or are otherwise no longer usable as long as the purchase thereof is made in accordance with the binding Forecast and with the FIFO principle, provided that a detailed report of the Production Materials (including the expiration date thereof) shall be produced and provided to GAMIDA on a monthly basis. The cost for LONZA’s service with respect to the Materials purchased by both Parties is the amount of one Thousand US Dollars (US$1,000) for each Batch manufactured by LONZA.

6.2
Post-Production.  LONZA will store at the Facility free of charge up to [*] for GAMIDA in a validated, monitored, controlled Refrigerator, Freezer (<-20 °C), Ultra Low Freezer (<-70 °C) or LN2 freezer any in–process materials (other than Product manufactured  hereunder  and   Production  Materials which  will  be  used  for  further Products’ manufacturing) that remains at the Facility on the date of completion of the manufacturing of the applicable Product (collectively “Remaining GAMIDA Property”).  LONZA will notify GAMIDA upon expiry of the [*] storage for GAMIDA to advice on how to proceed within [*].

6.3
Permits and Approvals.  During the term, LONZA will maintain any licenses, permits and approvals necessary for the manufacture of the Product in the Facility.  LONZA will promptly notify GAMIDA if LONZA receives notice that any such license, permit, or approval is or may be revoked or suspended.

6.4
Inspections/Quality Audit by GAMIDA.  Except as otherwise set forth in the Quality Agreement, up to once per year and upon not less than [*] prior written notice, LONZA will permit GAMIDA or its consultants or advisers [*] and for [*] maximum, or as otherwise agreed upon, at no charge, to inspect and audit the Dedicated Facility and any additional parts of the Facility which may be relevant to cGMP manufacturing of the Product in order to assess LONZA’s compliance with cGMP and the Project Documentation, and to discuss any related issues with LONZA’s management personnel. In addition to the foregoing, GAMIDA and/or its representatives shall have the right to perform “For Cause” audits at any time upon reasonable advance notice and during regular business hours. If a For Cause audit confirms that LONZA complied with its obligations under the Agreement and there was no basis for said audit, the audit shall be charged by LONZA at LONZA’s standard hourly rates apply. Notwithstanding the foregoing, a For Cause audit shall also be at no cost for GAMIDA if it is GAMIDA’s sole audit in such calendar year. For the avoidance of doubt, any and all costs related to modifications to the Dedicated Facility requested by GAMIDA (outside of those related to cGMP violations or other breach of the terms of this Agreement attributable to LONZA which costs shall be the sole responsibility of LONZA), will be subject to LONZA’s approval (which will not be unreasonably withheld or delayed) and will be charged by LONZA in accordance with a fee agreed by the Parties in a separate Statement of Work.

6.5
Inspections by Regulatory Agencies.  Except as otherwise set forth in the Quality Agreement, LONZA will allow representatives of any regulatory agency to inspect the relevant parts of the Facility where the manufacture of the Product is carried out and to inspect the Project Documentation and Batch Records to verify compliance with cGMP and other practices or regulations and will promptly notify GAMIDA of the scheduling of any such inspection relating to the manufacture of Product.  Except as otherwise set forth in the Quality Agreement, LONZA will promptly send to GAMIDA a copy of any reports, citations, or warning letters received by LONZA in connection with an inspection of a regulatory agency to the extent such documents relate to or affect the manufacture of the Product. If a regulatory agency notifies LONZA and/or GAMIDA that certain actions are required by LONZA in order to comply with the regulations applicable to the manufacture of Product, then LONZA shall, at no additional charge to GAMIDA, perform such actions as soon as practicable. To the extent that such review, audit, or inspection relates solely to manufacture of Product and no other product manufactured by LONZA, GAMIDA shall be given the opportunity to be present at any such audit visit and to provide assistance to LONZA in responding to any such review, audit, or inspection.  If GAMIDA elects to provide input to the response, such input will be provided by GAMIDA as promptly as practicable and within the time-frame specified at the time by LONZA.

6.6
Cooperation. LONZA will use commercially reasonable efforts to cooperate with GAMIDA with respect to any regulatory and manufacturing matters, including, but not limited to, by supplying, either directly to the respective regulatory agency when permitted or alternatively to GAMIDA under strict confidentiality to those employees or agents of GAMIDA who have a need to know for such purposes and under a separate confidentiality agreement specific to the request, all information, data, and GAMIDA-specific documents legally required by GAMIDA in connection with its regulatory submissions related to Product. For clarity, if GAMIDA-specific Operating Documents, and/or portions thereof are necessary for obtaining Regulatory Approvals of Product, then LONZA shall provide copies of the GAMIDA-specific Operating Documents, or the applicable portions of such GAMIDA-specific Operating Documents to the applicable regulatory agency, or GAMIDA if it is not possible for LONZA to provide directly to the applicable  regulatory agency, whether by means of a drug master file in the U.S., or any foreign  equivalent, or otherwise, and GAMIDA shall have the right to use, incorporate and/or reference such GAMIDA-specific Operating Documents, or applicable portions of such GAMIDA-specific Operating Documents, in connection with such Regulatory Approvals.

7	FINANCIAL TERMS

7.1	Fees. For the manufacturing of the Product GAMIDA shall pay LONZA the fees as set forth in Appendix 4.

7.2
Payments.  GAMIDA will make payments to LONZA in the amounts and on the dates set forth in the Agreement upon date of an invoice from LONZA.  In the event that GAMIDA has not paid an invoice within [*] of the applicable due date (as established by Section 7.3), GAMIDA’s failure shall be considered a material breach under Section 12.2, subject to the cure provisions set forth therein.  Further, in addition to all other remedies available to LONZA, in the event that GAMIDA has not paid an invoice within [*] of the applicable due date (as established by Section 7.3), LONZA may elect to suspend the provision of all or a portion of the services under this Agreement. In the event that GAMIDA has a reasonable dispute with regard to any amounts invoice, GAMIDA shall provide written notice of such dispute, in reasonable detail, within [*] of receipt of invoice. The Parties shall meet to discuss such dispute and shall use commercially reasonable efforts to resolve any such dispute within [*] after the date of such written notice. Upon the determination that the amount is no longer in dispute and is and was properly payable, such amount shall be payable immediately.

7.3	Payment Terms. All invoices shall be paid within [*] from the end of the month during which the applicable invoice was received.

7.4
Invoices and Pricing.  LONZA will deliver invoices electronically by email, which shall be considered to be an original invoice.  Invoices should be e-mailed to [*], and/or to such other e-mail address(es) as GAMIDA may  stipulate from time to time. LONZA will not deliver a paper invoice. Unless otherwise provided in the Agreement, all pricing excludes taxes and costs relating to shipping, validation and regulatory filings.  The price shall be invoiced to GAMIDA in the local currency of the location of the Facility.

7.5
Taxes.  GAMIDA agrees that it is responsible for and will pay any sales, use or other taxes (the “Taxes”) resulting from LONZA’s production of Product under this Agreement (except for income or personal property taxes payable by LONZA).  To the extent not paid by GAMIDA, GAMIDA will indemnify and hold harmless the LONZA Parties from and against any and all penalties, fees, expenses and costs whatsoever in connection with the failure by GAMIDA to pay the Taxes.  LONZA will not collect any sales and use taxes from GAMIDA in connection with the production of any Product hereunder if GAMIDA provides to LONZA the appropriate valid exemption certificates.

If applicable laws require (Israel) withholding taxes, such taxes will be deducted from the sums in an amount and will be paid by GAMIDA to the proper taxing authority, and the proof of payment shall be sent to LONZA. The Parties agree to co-operate in all respects reasonably necessary to take advantage of such double taxation treaties as may be available.

7.6
Interest.  Any fee, charge or other payment due to LONZA by GAMIDA under this Agreement that is not paid within [*] after it is due will accrue interest on a daily basis at a rate of [*] (or the maximum legal interest rate allowed by applicable law, if less) from and after such date.

7.7
Method of Payment.  Except as otherwise set forth in Section 7.3, all payments to LONZA hereunder by GAMIDA will be in EURO and will be by check, wire transfer, money order, or other method of payment approved by LONZA.  Bank information for wire transfers is as follows:

Mailing address for wire transfer payments:

[*]

7.8
Cost Adjustments.  As of [*], LONZA may annually adjust the various costs and rates set forth in the Agreement attached hereto to reflect changes in labor rate paid by LONZA in connection with the production of Product under this Agreement; provided, however, that any increase in labor rates shall not exceed [*] [*].  LONZA shall provide GAMIDA with written notice and reasonable documentation of any such cost adjustment at least [*] prior.

8	CONFIDENTIAL INFORMATION

8.1
Definition.  “Confidential Information” means all technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulas, instructions, skills, techniques, procedures, specifications, data, results and other material, pre-clinical and clinical trial results, manufacturing procedures, test procedures and purification and isolation techniques, and any tangible embodiments of any of the foregoing, and any scientific, manufacturing, marketing and business plans, any financial and personnel matters relating to a Party or its present or future products, sales, suppliers, customers, employees, investors or business, that has been disclosed by or on behalf of such Party or such Party’s Affiliates to the other Party or the other Party’s Affiliates either in connection with the discussions and negotiations pertaining to this Agreement or in the course of performing this Agreement.  Without limiting the foregoing, the terms of this Agreement will be deemed “Confidential Information” and will be subject to the terms and conditions set forth in this Article8.  Notwithstanding anything to the contrary herein, “GAMIDA New IP” is the Confidential Information of GAMIDA regardless of the Party initially disclosing it.

8.2	Exclusions. Notwithstanding the foregoing Section 8.1, any information disclosed by a Party to the other Party will not be deemed “Confidential Information” to the extent that such information:

A.	at the time of disclosure is in the public domain;

B.	becomes part of the public domain, by publication or otherwise, through no fault of the Party receiving such information;

C.	at the time of disclosure is already in possession of the Party who received such information, as established by contemporaneous written records;

D.	is lawfully provided to a Party, without restriction as to confidentiality or use, by a Third Party lawfully entitled to possession of such Confidential Information; or

E.	is independently developed by a Party without use of or reference to the other Party’s Confidential Information, as established by contemporaneous written records.

8.3
Disclosure and Use Restriction.  Except as expressly provided herein, the Parties agree that for the term of the Agreement and the [*] period following any termination of the Agreement, each Party and its Affiliates will keep completely confidential and will not publish or otherwise disclose any Confidential Information of the other Party, its Affiliates or sub licensees, except in accordance with Section 8.4.  Neither Party will use Confidential Information of the other Party except as necessary to perform its obligations or to exercise its rights under this Agreement.

8.4
Permitted Disclosures. Each receiving Party agrees to (i) institute and maintain security procedures to identify and account for all copies of Confidential Information of the disclosing Party and (ii) limit disclosure of the disclosing Party’s Confidential Information to its U.S. and European Affiliates and each of its and their respective officers, directors, employees, agents, consultants and independent contractors having a need to know such Confidential Information for purposes of this Agreement; provided that such U.S. and European Affiliates and each of its and their respective officers, directors, employees, agents, consultants and independent contractors are informed of the terms of this Agreement and are subject to obligations of confidentiality, non-disclosure and non-use similar to those set forth herein and further provided that each Party will remain liable for any breach of the confidentiality obligations under this Agreement by any of its or its Affiliates’ officers, directors, employees, agents, consultants and independent contractors.

8.5
Government-Required Disclosure. If a duly constituted government authority, court or regulatory agency orders that a Party hereto disclose information subject to an obligation of confidentiality under this Agreement, such Party shall comply with the order, but shall notify the other Party as soon as possible, so as to provide the said Party an opportunity to apply to a court of record for relief from the order.

8.6
Publicity. Neither Party will refer to, display or use the other’s name, trademarks or trade names confusingly similar thereto, alone or in conjunction with any other words or names, in any manner or connection whatsoever, including any publication, article, or any form of advertising or publicity, except with the prior written consent of the other Party or in connection with any correspondence or submissions to any regulatory authority.

8.7	Publications. The Parties intend to agree on a mutual publication in a form to be agreed by the Parties.

9	INTELLECTUAL PROPERTY

9.1	Ownership

9.1.1
Except as expressly otherwise provided herein, neither Party will, as a result of this Agreement, acquire any right, title, or interest in any Background Intellectual Property of the other Party. Except as expressly otherwise provided herein, ownership of any Intellectual Property that is developed, conceived, invented, first reduced to practice or made in connection with the performance under this Agreement shall follow inventorship all as determined under U.S. Law.

9.1.2
[*], GAMIDA shall own all right, title, and interest in and to any and all Intellectual Property that LONZA and/or its Affiliates develops, conceives, invents, first reduces to practice or makes, solely or jointly with GAMIDA or others, that is a [*]  and/or  [*] (collectively, “GAMIDA New IP”).  LONZA hereby assigns to GAMIDA all of LONZA’s right, title and interest in and to such GAMIDA New IP. LONZA shall promptly disclose to GAMIDA in writing all GAMIDA New IP.  LONZA shall execute, and shall require its personnel as well as its Affiliates, or other contractors or agents and their personnel involved in the performance of this Agreement to execute, any documents reasonably required to confirm GAMIDA’s ownership of GAMIDA New IP, and any documents required to apply for, maintain and enforce any patent or other right in the GAMIDA New IP.

9.1.3
[*], LONZA shall own all right, title and interest in “LONZA New IP”, which as used in this Agreement means Intellectual Property that LONZA and/or its Affiliates, or other contractors or agents of LONZA develops, conceives, invents, or first reduces to practice or makes in the course of performance under this Agreement that (i) is [*] or (ii) is [*].  For avoidance of doubt, “LONZA New IP” shall include any material, processes or other items that embody, or that are claimed or covered by, any of the foregoing Intellectual Property.   GAMIDA hereby assigns to LONZA all of GAMIDA’s right, title and interest in and to such LONZA New IP.

9.2	License Grants

9.2.1
During the term of this Agreement, GAMIDA hereby grants to LONZA a fully paid, non-exclusive license under any and all GAMIDA Intellectual Property that is necessary for LONZA to perform its obligations under this Agreement for the sole and limited purpose of LONZA’s performance of its obligations under this Agreement, including, without limitation, the development of the Process and the manufacture of Product for GAMIDA.

9.2.2
Subject to the terms and conditions set forth herein (including the payment required under this Agreement), LONZA hereby grants to GAMIDA a non-exclusive, world-wide, fully paid-up, irrevocable, transferable license, including the right to grant sublicenses, under the LONZA New IP, [*].

9.2.3	[*].

9.2.4	[*]

[*].

9.3
Further Assurances.  Each Party agrees to take all necessary and proper acts, and will cause its employees, Affiliates, contractors, and consultants to take such necessary and proper acts, to effectuate the ownership provisions set forth in this Article 9.

9.4	Prosecution of Patents

9.4.1
LONZA will have the sole right and discretion to file, prosecute and maintain patent applications and patents claiming LONZA Inventions and LONZA New IP at LONZA’s expense.  GAMIDA will cooperate with LONZA to file, prosecute and maintain patent applications and patents claiming LONZA Inventions, and will have the right to review and provide comments to LONZA relating to such patent applications and patents.

9.4.2
GAMIDA will have the sole right and discretion to file, prosecute and maintain patent applications and patents claiming GAMIDA Inventions and GAMIDA New IP at GAMIDA’s expense.  LONZA will cooperate with GAMIDA to file, prosecute and maintain patent applications and patents claiming GAMIDA Inventions, and will have the right to review and provide comments to GAMIDA relating to such patent applications and patents.

10	REPRESENTATIONS AND WARRANTIES

10.1
By GAMIDA.  GAMIDA hereby represents and warrants to LONZA that, to the best of its knowledge, (i) it has the requisite intellectual property and legal rights related to the GAMIDA Deliverables and the Product to authorize the performance of LONZA’s obligations under this Agreement, and (ii) the performance of the Agreement and the production by LONZA of the Product as contemplated in this Agreement will not give rise to a potential cause of action by a Third Party against LONZA for infringement or another violation of intellectual property rights.  Such representation and warranty will not apply to any production equipment supplied by LONZA.

10.2
By LONZA.  LONZA hereby represents and warrants to GAMIDA that, to the best of its knowledge, (i) it or its Affiliates have the requisite intellectual property rights in its equipment and Facility to be able to perform its obligations under this Agreement, and (ii) [*]. LONZA further represents and warrants  to  GAMIDA  that:  (a) it  has  the  full  corporate  right, power, and authority to enter into this Agreement and perform its obligations hereunder; (b) it will not sub-contract any of its rights or obligations and/or the performance of the services to be rendered under this Agreement or any part thereof without prior written approval of GAMIDA and in any event it shall not nor shall it use any subcontractors for any performance of this Agreement that are on any excluded or denied party list of any agency of the United States Government, or if its export privileges are denied, suspended, or revoked by the United States Government ; (c) it has not been: (A) debarred by the United States Food and Drug Administration under any provision of the Generic Drug Enforcement Act; or (B) excluded by the Office of the Inspector General of the United States Department of Health and Human Services, or by any other authority, from participating in any health care program (such as Medicare or Medicaid) funded by any Governmental Authority and further agrees that no person who has been debarred or excluded as described above will perform any of LONZA’s obligations under the Agreement; (d) it and its subcontractors are not included on any list of restricted entities, persons, or organizations published by any member state of the European Union, the United States of America government, the United Nations, or other Governmental Authority, including the U.S. Treasury Department’s List of Specially Designated Nationals and Blocked Persons, Sectoral Sanctions Identifications List, and Foreign Sanctions Evaders List, the U.S. Commerce Department’s Entity List, Denied Persons List, and Unverified List, the U.S. State Department’s nonproliferation lists, and the EU’s Consolidated List of Designated Persons, (collectively, the “Sanctions Lists”) or are owned or controlled by a person or entity which is included on such Sanctions Lists. LONZA will use commercially reasonable efforts to notify GAMIDA in writing within five (5) business days of any actions taken or pending that threaten or confirm a debarment or exclusion of any such person.

11	DISCLAIMER; LIMITATION OF LIABILITY

11.1
DISCLAIMER.  EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT, LONZA MAKES NO REPRESENTATIONS AND GRANTS NO WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, WITH RESPECT TO THE PRODUCTS, MATERIALS, AND SERVICES PROVIDED UNDER THIS AGREEMENT, AND LONZA SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE WITH RESPECT TO SUCH PRODUCTS, MATERIALS, OR SERVICES.

11.2
Disclaimer of Consequential Damages. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER OR ANY OF ITS AFFILIATES FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST PROFITS, BUSINESS OR GOODWILL) SUFFERED OR INCURRED BY SUCH OTHER PARTY OR ITS AFFILIATES IN CONNECTION WITH THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

11.3
Limitation of Liability. BOTH PARTIES HEREBY AGREE THAT TO THE FULLEST EXTENT PERMITTED BY LAW, LONZA’S LIABILITY TO GAMIDA, FOR ANY AND ALL INJURIES, CLAIMS, LOSSES, EXPENSES, OR DAMAGES, WHATSOEVER, ARISING OUT OF OR IN ANY WAY RELATED TO THIS  AGREEMENT FROM ANY  CAUSE OR  CAUSES,  INCLUDING,  BUT NOT LIMITED TO, NEGLIGENCE, ERRORS, OMISSIONS OR STRICT LIABILITY (“TOTAL LIABILITY”), SHALL NOT EXCEED THE LESSER OF [*] THE TOTAL CHARGES PAID BY GAMIDA TO LONZA UNDER THIS AGREEMENT DURING THE [*] PRECEDING THE EVENT GIVING RISE TO LIABILITY OR [*], PROVIDED THAT TO THE EXTENT THE EVENT GIVING RISE TO LIABILITY HAS OCCURRED BEFORE THE LAPSE OF THE [*] FOLLOWING THE EFFECTIVE DATE, THEN THE TOTAL LIABILITY SHALL BE TWICE THE TOTAL EXPECTED FEES TO BE PAYABLE BY GAMIDA TO LONZA ACCORDING TO THE AGREEMENT AND ANY OUTSTANDING STATEMENTS OF WORK WITH RESPECT TO THE [*] FOLLOWING THE EFFECTIVE DATE.  TO THE EXTENT THAT THIS SECTION CONFLICTS WITH ANY OTHER SECTION, THIS SECTION SHALL TAKE PRECEDENCE OVER SUCH CONFLICTING SECTION.  IF APPLICABLE LAW PREVENTS ENFORCEMENT OF THIS SECTION, THEN THIS SECTION SHALL BE DEEMED MODIFIED TO PROVIDE THE MAXIMUM PROTECTION FOR LONZA AS IS ALLOWABLE UNDER APPLICABLE LAW.

11.4
Carve-Outs. The limitations set forth in this Section 11 shall not apply to damages caused due to, or in connection with, either Party’s (i) gross negligence or willful misconduct; (ii) breach of the confidentiality obligations as set forth in section 8; (iii) [*] (iv) intentional misappropriation of other Party’s Intellectual Property rights; and (v) [*].

12	TERM AND TERMINATION

12.1
Term.  The total term of this Agreement shall be, the shorter of seven (7) years from the signature of the Agreement or five (5) years after the first FDA approval (“Total Term”), unless terminated earlier as set forth below.  [*] prior to the expiration of the Total Term at the latest the Parties will discuss in good faith an extension of the Agreement by an additional term of two (2) years in writing.

12.2
Termination for Material Breach.  Either Party may terminate this Agreement, by written notice to the other Party, for any material breach of this Agreement by the other Party, if such breach is not cured within forty five (45) days after the breaching Party receives written notice of such breach from the non-breaching Party; provided, however, that if such breach is not capable of being cured within such forty five-day period and the breaching Party has commenced and diligently continued actions to cure such breach within such [*] period, except in the case of a payment default, the cure period shall be extended to [*], so long as the breaching Party is making diligent and continuous efforts to do so.  Such termination shall be effective upon expiration of such cure period.  It is hereby agreed by the Parties that in the event that with respect to the Launch Suite GAMIDA is not ready for BLA submission  (i.e. following successful manufacturing of Validation Batches summarized in a report signed by both Parties) due to LONZA`s or its subcontractors fault by [*] (as may be amended by the Parties), or if the Launch Suite is not ready for commercial production in accordance with this Agreement (including written approval of the FDA of successful Pre Approval Inspection) within [*] from the Commencement Date, it shall be deemed as non-curable material breach of the Agreement and GAMIDA shall have the right to [*] terminate  the Agreement in  accordance  with this  Section 12.2, and further provided that GAMIDA will pay [*].

Termination without Cause by GAMIDA.  Following the third (3rd) anniversary of the Effective Date (the “Initial term”), during which this Agreement shall be considered as non-cancellable without cause, GAMIDA shall have the right to terminate for convenience by providing LONZA with [*] prior written notice (such notice period, “the GAMIDA Termination for Convenience Notice Period”).  During the GAMIDA Termination for Convenience Notice Period, GAMIDA shall pay LONZA a termination for convenience payment equal to [*] of Suite fees and [*] of headcount fees as set forth in this Agreement. However, LONZA will use commercially reasonable efforts to reallocate headcount upon notice by GAMIDA and if such headcount can be reallocated, the associated headcount fees will be reduced to reflect such reallocation. GAMIDA must stop all manufacturing operations no later than [*] prior to the final termination date to allow for organized wind down and retrofitting of Suites. LONZA will return all the process equipment purchased by or with the funding of GAMIDA. It is hereby clarified, that GAMIDA will pay the headcount fees following the termination notice if the headcount cannot fully be reallocated to another client.

12.3
Termination without cause by LONZA. Following the Initial term, LONZA shall have the right to terminate for convenience by providing GAMIDA with [*] prior written notice (such notice period, “the LONZA Termination for Convenience Notice Period”). If requested, LONZA will provide up to [*] people for [*] to support any required tech transfer of the process to another manufacturing site. However and for the avoidance of doubt, any associated cost for LONZA shall not to exceed one (1) million € (including personnel and general costs) in expenses for support during the [*].

For clarification, LONZA shall not have the right to terminate the Agreement within the first [*] from the time of operational readiness of a Suite.

In the event that GAMIDA terminates the Agreement within the first [*] from the time of operational readiness of a Suite, GAMIDA will be responsible for [*] of applicable Suite fees and [*] of headcount fees. LONZA will use commercially reasonable efforts to reallocate headcount upon notice by GAMIDA and associated headcount fees will be reduced.

12.4
Termination for Regulatory Reasons. In case GAMIDA does not receive market approval by [*] or cease to pursue market approval GAMIDA has the right to terminate the Agreement upon [*] written notice. Upon any such termination, GAMIDA shall pay LONZA a termination fee equal to the sum of: (i) [*] of the Suite fee and (ii) [*] of the then headcount fees as set forth in this Agreement.

It is hereby agreed by the Parties that in case the market approval may be delayed due to reasons outside LONZA`s control the Parties will agree upon new terms and conditions of this Agreement and GAMIDA shall be responsible for all additional costs and expenses arising out of such delay, such as but not limited to Suite fees and Head Count Fees, provided that LONZA shall make its best efforts to minimize and mitigate such costs and expenses.

12.5
Termination by Insolvency.  Either Party may terminate this Agreement upon notice to the other Party, upon (a) the dissolution, termination of existence, liquidation or business failure of the other Party; (b) the appointment of a custodian or receiver for the other Party who has not been terminated or dismissed within [*] of such appointment; (c) the institution by the other Party of any proceeding under national, federal or state bankruptcy, reorganization, receivership or other similar laws affecting the rights of creditors generally or the making by such Party of a composition or any assignment for the benefit of creditors under any national, federal or state bankruptcy, reorganization, receivership or other similar law affecting the rights of creditors generally, which proceeding is not dismissed within [*] of filing.

12.6	Effects of Termination

12.6.1
Accrued Rights.  Termination of this Agreement for any reason will be without prejudice to any rights that will have accrued to the benefit of a Party prior to such termination.  Such termination will not relieve a Party of obligations that are expressly indicated to survive the termination of this Agreement.  Without limitation of the foregoing, in the event of termination hereunder (except for termination by GAMIDA under Section 12.2), LONZA shall be compensated for (i) Services rendered up to the date of termination, including in respect of any Product in-process; and (ii) all costs incurred or commitments through the date of termination, including costs and fees for Materials used or purchased for use in connection with the Services.  In the case of termination by LONZA for GAMIDA’s material breach, all scheduled Services and Batches shall be deemed cancelled by GAMIDA, and cancellation fees shall be calculated as of the date of written notice of termination.

12.6.2
Disposition of Remaining GAMIDA Property and Confidential Information.  Upon termination or expiration of this Agreement, LONZA will store any Remaining GAMIDA Property as set forth in Section 6.2 and, at GAMIDA’s option, return or destroy any GAMIDA Confidential Information in the possession or control of LONZA.  Likewise, GAMIDA will, at LONZA’s option, return or destroy any LONZA Confidential Information in the possession or control of GAMIDA.  Notwithstanding the foregoing provisions: (i) LONZA may retain and preserve, at its sole cost and expense, samples and standards of each Product following termination or expiration of this Agreement solely for use in determining LONZA’s rights and obligations hereunder; and (ii) each Party may retain a single copy of the other Party’s Confidential Information for documentation purposes only and which shall remain subject to the obligations of nonuse and confidentiality set forth in this Agreement.

12.6.3
Survival.  Sections 1, 2.12, 3.1, 3.3, 3.4, 6.5, 6.6, 8, 9.1, 9.2.2, 9.2.3, 9.4, 11, 12.6, 13, 14 and 15 of this Agreement, together with any appendices referenced therein, will survive any expiration or termination of this Agreement.

13	INDEMNIFICATION

13.1
Indemnification of GAMIDA.  LONZA will indemnify GAMIDA, its Affiliates, and their respective directors, officers, employees and agents, and defend and hold each of them harmless, from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) in connection with any and all liability suits, investigations, claims or demands (collectively, “Losses”) to the extent such Losses arise out of or result from any claim, lawsuit or other action or threat by a Third Party arising out of:  (a) any material breach by LONZA of this Agreement, or (b) the gross negligence or willful misconduct on the part of one or more of the LONZA Parties in performing any activity contemplated by this Agreement, or (c) the use or practice by GAMIDA, its Affiliates of any LONZA Confidential Information, LONZA Background Intellectual Property, or LONZA New IP to the extent such use or practice is permitted under this Agreement, except for those Losses for which GAMIDA has an obligation to indemnify the LONZA Parties pursuant to Section 13.2, as to which Losses each Party will indemnify the other to the extent of their respective liability for the Losses.

13.2
Indemnification of LONZA.  GAMIDA will indemnify LONZA and its Affiliates, and their respective directors, officers, employees and agents (the “LONZA Parties”), and defend and hold each of them harmless, from and against any and all Losses to the extent such Losses arise out of or result from any claim, lawsuit or other action or threat by a Third Party arising out of: (a) any material breach by GAMIDA of this Agreement, (b) the use or sale of Products, except to the extent such Losses arise out of or result from a breach by LONZA of the Product Warranties, (c) the gross negligence or willful misconduct on the part of GAMIDA or its Affiliates in performing any activity contemplated by this Agreement, or (d) the use or practice by LONZA of any process, invention or other intellectual property supplied by GAMIDA to LONZA under this Agreement, except for those Losses for which LONZA has an obligation to indemnify GAMIDA pursuant to Section 13.1, as to which Losses each Party will indemnify the other to the extent of their respective liability for the Losses.

13.3	Indemnification Procedure

13.3.1	An “Indemnitor” means the indemnifying Party. An “Indemnitee” means the indemnified Party, its Affiliates, and their respective directors, officers, employees and agents.

13.3.2
An Indemnitee which intends to claim indemnification under Section 13.1 or Section 13.2 hereof shall promptly notify the Indemnitor in writing of any claim, lawsuit or other action in respect of which the Indemnitee, its Affiliates, or any of their respective directors, officers, employees and agents intend to claim such indemnification.  The Indemnitee shall permit, and shall cause its Affiliates and their respective directors, officers, employees and agents to permit, the Indemnitor, at its discretion, to settle any such claim, lawsuit or other action and agrees to the complete control of such defense or settlement by the Indemnitor; provided, however, that in order for the Indemnitor to exercise such rights, such settlement shall not adversely affect the Indemnitee’s rights under this Agreement or impose any obligations on the Indemnitee in addition to those set forth herein.  No such claim, lawsuit or other action shall be settled without the prior written consent of the Indemnitor and the Indemnitor shall not be responsible for any legal fees or other costs incurred other than as provided herein.  The Indemnitee, its Affiliates and their respective directors, officers, employees and agents shall cooperate fully with the Indemnitor and its legal representatives in the investigation and defense of any claim, lawsuit or other action covered by this indemnification, all at the reasonable expense of the Indemnitor.  The Indemnitee shall have the right, but not the obligation, to be represented by counsel of its own selection and expense.

13.4
Insurance.  GAMIDA will maintain, at all times during the term of this Agreement and for five years thereafter, a products liability insurance policy (the “Insurance Policy”), with a per occurrence limit of at least [*] and an aggregate limit of at least [*], and will provide a Certificate of Insurance to LONZA that the Insurance Policy has been endorsed to designate LONZA as an additional insured.  GAMIDA will maintain the Insurance Policy with an insurance company having a minimum AM Best rating of A.  GAMIDA will provide LONZA with at least [*] written notice prior to termination of such Insurance Policy.

LONZA will maintain, at all times during the term of this Agreement and for five years thereafter, a products liability insurance policy or an equivalent mechanism (the “Insurance Policy”), with a per occurrence limit of at least [*] and an aggregate limit of at least [*], and will provide a Certificate of Insurance to GAMIDA that the Insurance Policy has been endorsed to designate GAMIDA as an additional insured. LONZA will maintain the Insurance Policy with an insurance company having a minimum AM Best rating of A. LONZA will provide GAMIDA with at least [*] written notice prior to termination of such Insurance Policy. the evidence of an adequate cover either through an external insurance or through another vehicle. In addition, LONZA shall maintain, at all times during the term of this Agreement, (i) General liability policy with a per occurrence limit of at least [*] and an aggregate limit of at least [*]; and (ii) Employers liability insurance for at least [*] limits.

14	ADDITIONAL COVENANTS

14.1
Non-Solicitation.  During the term of this Agreement and for [*] thereafter, each of the Parties agrees not to seek to induce or solicit any employee of the other Party or its Affiliates to discontinue his or her employment with the other Party or its Affiliate in order to become an employee or an independent contractor of the soliciting Party or its Affiliate; provided, however, that neither Party shall be in violation of this Section 14.1 as a result of making a general solicitation for employees or independent contractors.  For the avoidance of doubt, the publication of an advertisement shall not constitute solicitation or inducement.

15	MISCELLANEOUS

15.1
Independent Contractors.  Each of the Parties is an independent contractor and nothing herein contained shall be deemed to constitute the relationship of partners, joint ventures, nor of principal and agent between the Parties.  Neither Party shall at any time enter into, incur, or hold itself out to Third Parties as having authority to enter into or incur, on behalf of the other Party, any commitment, expense, or liability whatsoever.

15.2
Force Majeure.  Neither Party shall be in breach of this Agreement if there is any failure of performance under this Agreement (except for payment of any amounts due under this Agreement) occasioned by any reason beyond the control and without the fault or negligence of the Party affected thereby, including, without limitation, an act of God, fire, flood, act of government or state, war, civil commotion, insurrection, acts of terrorism, embargo, sabotage, prevention from or hindrance in obtaining energy or other utilities, labor disputes of whatever nature, or any other reason beyond the control and without the fault or negligence of the Party affected thereby (a “Force Majeure Event”).  The Force Majeure Event shall also include a viral, bacterial or mycoplasma contamination which causes a shutdown of the Facility, but only to the extent it can be proved by LONZA that such event was not caused by LONZA or any part on its behalf. Such excuse shall continue as long as the Force Majeure Event continues.  Upon cessation of such Force Majeure Event, the affected Party shall promptly resume performance under this Agreement as soon as it is commercially reasonable for the Party to do so.  Each Party agrees to give the other Party prompt written notice of the occurrence of any Force Majeure Event, the nature thereof, and the extent to which the affected Party will be unable to fully perform its obligations under this Agreement.  Each Party further agrees to use commercially reasonable efforts to correct the Force Majeure Event as quickly as practicable (provided that in no event shall a Party be required to settle any labor dispute) and to give the other Party prompt written notice when it is again fully able to perform such obligations. It is hereby clarified that LONZA shall not be entitled to any payments or fees related to any services not completed and which cannot be completed appropriately after the correction the Force Majeure Event or if there is no more need for such services after the correction the Force Majeure Event and any such fees shall be calculated pro-rata on an annual basis.

15.3
Hardship. Each Party may have the right to renegotiate the Agreement in case any event of legal, technical, political or financial nature may occur after the signature of the Agreement and which was unforeseeable at the time the Agreement has been agreed upon between the Parties, provided that such right will only be exercised following discussions between the CEOs of the Parties.

15.4
Condemnation.  LONZA shall use commercially reasonable efforts to oppose any Condemnation (as defined below) efforts, provided, however, that if the Facility is condemned or taken as a result of the exercise of the power of eminent domain or will be conveyed to a governmental agency having power of eminent domain under the threat of the exercise of such power (any of the foregoing, a “Condemnation”), then this Agreement will terminate as of the date on which title to the Facility vests in the authority so exercising or threatening to exercise such power and GAMIDA will not have any right to the Condemnation proceeds.

15.5
Notices.  Any notice required or permitted to be given under this Agreement by any Party shall be in writing and shall be (a) delivered personally, (b) sent by registered mail, return receipt requested, postage prepaid, (c) sent by a nationally-recognized courier service guaranteeing next-day or second day delivery, charges prepaid, or (d) delivered by facsimile (with documented evidence of transmission), to the addresses or facsimile numbers of the other Party set forth below, or at such other addresses as may from time to time be furnished by similar notice by any Party.  The effective date of any notice under this Agreement shall be the date of receipt by the receiving Party.

If to LONZA:
Group General Counsel
LONZA Group Ltd.
Münchensteinerstrasse 38
CH-4002 Basel

If to GAMIDA:
Gamida Cell Ltd.,
5 Nahum Hafzadi St.,
Jerusalem, Israel
Fax: 972-2-6595616
Attn: Company Executive Officer

with a copy to:
Meitar Liquornik Geva Leshem Tal, Law Offices
16 Abba Hillel Silver Rd., Ramat Gan, Israel
Fax: 972-3-6103732
Attn: Boaz Mizrahi, Adv.
e-mail: mizrahib@meitar.com

Either Party may change its address for notice by giving notice thereof in the manner set forth in this Section 15.5.

15.6
Entire Agreement; Amendments.  This Agreement, including the Appendices attached hereto and referenced herein, constitutes the full understanding of the Parties and a complete and exclusive statement of the terms of their agreement with respect to the specific subject matter hereof and supersedes all prior agreements and understandings, oral and written, among the Parties with respect to the subject matter hereof.  No terms, conditions, understandings or agreements purporting to amend, modify or vary the terms of this Agreement (including any Appendix hereto) shall be binding unless hereafter made in a written instrument referencing this Agreement and signed by each of the Parties.

15.7
Governing Law.  The construction, validity and performance of the Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to its conflicts of laws provisions.

15.8
Counterparts.  This Agreement and any amendment hereto may be executed in any number of counterparts, each of which shall for all purposes be deemed an original and all of which shall constitute the same instrument.  This Agreement shall be effective upon full execution by facsimile or original, and a facsimile signature shall be deemed to be and shall be as effective as an original signature.

15.9
Severability.  If any part of this Agreement shall be found to be invalid or unenforceable under Applicable Law in any jurisdiction, such part shall be ineffective only to the extent of such invalidity or unenforceability in such jurisdiction, without in any way affecting the remaining parts of this Agreement in that jurisdiction or the validity or enforceability of the Agreement as a whole in any other jurisdiction.  In addition, the part that is ineffective shall be reformed in a mutually agreeable manner so as to as nearly approximate the intent of the Parties as possible.

15.10
Titles and Subtitles.  All headings, titles and subtitles used in this Agreement (including any Appendix hereto) are for convenience only and are not to be considered in construing or interpreting any term or provision of this Agreement (or any Appendix hereto).

15.11	Exhibits. All “RECITALS”, “DEFINITIONS”, exhibits and appendices referred to herein form an integral part of this Agreement and are incorporated into this Agreement by such reference.

15.12
Pronouns.  Where the context requires, (i) all pronouns used herein will be deemed to refer to the masculine, feminine or neuter gender as the context requires, and (ii) the singular context will include the plural and vice versa.

15.13
Assignment.  This Agreement shall be binding upon the successors and assigns of the Parties and the name of a Party appearing herein shall be deemed to include the names of its successors and assigns.  Neither Party may assign its interest under this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld; provided, however, either Party shall be entitled without the prior written consent of the other Party to assign this Agreement to an Affiliate or to any company to which such Party may transfer all or substantially all of its assets or capital stock relating to the activities contemplated under this Agreement, whether through purchase, merger, consolidation or otherwise. Notwithstanding the forgoing, in the event LONZA assigns or transfers (whether through purchase, merger, consolidation or otherwise) its interest under this Agreement to a competitor, active in the same indication utilizing similar cell therapy technology of GAMIDA, GAMIDA shall have the right to terminate the Agreement upon [*] prior written notice and LONZA will cooperate in a tech transfer process as shall be agreed by the Parties and in the event GAMIDA shall assigns or transfers (whether through purchase, merger, consolidation or otherwise) its interest under this Agreement to a competitor of LONZA of any kind LONZA shall have the right to terminate the  Agreement up to [*] prior written notice. Any permitted assignment of this Agreement by either Party will be conditioned upon that Party’s permitted assignee agreeing in writing to comply with all the terms and conditions contained in this Agreement.  Any purported assignment without a required consent shall be void.  No assignment shall relieve any Party of responsibility for the performance of any obligation that accrued prior to the effective date of such assignment.

15.14
Waiver. The failure of any Party at any time or times to require performance of any provision of this Agreement (including any Appendix hereto) will in no manner affect its rights at a later time to enforce the same.  No waiver by any Party of any term, provision or condition contained in this Agreement (including any Appendix hereto), whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition or of any other term, provision or condition of this Agreement (including any Appendix hereto). For the avoidance of doubt, it is hereby clarified that unless specifically stated otherwise, the contents of any inspection report provided by GAMIDA in accordance with this Agreement and anything omitted from it, shall not constitute a waiver of any term, provision or condition of this Agreement or of any of GAMIDA’s rights.

15.15
Dispute Resolution. If the Parties are unable to resolve a dispute, despite its good faith efforts, either Party may refer the dispute to the President of each Party’s respective business unit (or other designee).  In the event that no agreement is reached by the Presidents (or other designees) with respect to such dispute within thirty (30) days after its referral to them, either Party may pursue any and all remedies available at law or in equity.

15.16
No Presumption Against Drafter. For purposes of this Agreement, GAMIDA hereby waives any rule of construction that requires that ambiguities in this Agreement (including any Appendix hereto) be construed against the drafter.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date last signed by the parties hereto.

GAMIDA CELL LTD.

June 10, 2019	By:	/s/ Julian Adams
Date		Name: Julian Adams
Title: Chief Executive Officer

/s/ Shai Lankry
Name: Shai Lankry
Title: Chief Financial Officer

LONZA NETHERLANDS B.V.

June 16, 2019	By:	/s/ Cordula Altekrüger
Date		Name: Cordula Altekrüger
Title: Associate General Counsel

/s/ Thomas Fellner
Name: Thomas Fellner
Title: Head of Business Development and Account Management, Cell and Gene Technologies

Appendix 1

Products

[*]

Appendix 2

[*]

Appendix 3

List of equipment and material

[*]

Appendix 4

Fees

[*]

Appendix 5

Headcount Requirements

[*]

Appendix 6

GANTT - milestones

[*]